                                                              EXHIBIT 22
                              INTERNATIONAL PAPER

                            Two Manhattanville Road
                            Purchase, New York 10577

JOHN A. GEORGES
Chairman

                                                                  March 31, 1994

Dear Fellow Shareholders:

     The annual meeting of International Paper will be held this year at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas. The meeting will start at 9:30 a.m., on Tuesday, May 10, 1994. You are cordially invited to attend this meeting and we look forward to seeing you there.

     The following Proxy Statement outlines the business to be conducted at the meeting, which includes the election of one class of directors and three directors to the remaining term of their designated class; approval of the appointment of Arthur Andersen & Co. as independent auditors for 1994; and approve amendments to the Long-Term Incentive Compensation Plan.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR REPRESENTATION AND VOTE ARE IMPORTANT. WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

     Attendance at the meeting will be limited to shareholders of record as of the close of business March 22, 1994, or their duly appointed proxy holder (not to exceed one proxy per shareholder), and to guests of management. If you or your proxy holder plan to attend this meeting, please complete, sign, detach and return the enclosed Request for Admittance card.

     Thank you for your continued support.

                                          Sincerely,

                                          /s/ JOHN A. GEORGES

                                          JOHN A. GEORGES

INTERNATIONAL PAPER
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE OWNERS OF COMMON STOCK OF
INTERNATIONAL PAPER COMPANY:

The annual meeting of shareholders of International Paper Company will be held Tuesday, May 10, 1994, at 9:30 a.m. at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, to:


1. Elect one class of directors comprised of three members to the Board of Directors and three directors to the remaining term of their designated class;

2. Approve the appointment of Arthur Andersen & Co. as independent auditors for 1994;

3. Approve amendments to the Long-Term Incentive Compensation Plan; and

4. Transact such other business as may properly come before the meeting or any adjournments thereof.

YOUR BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR ITEMS: 1, 2 AND 3.

Shareholders of record at the close of business on March 22, 1994, will be entitled to vote at the meeting or any adjournments thereof.

                                        By order of the Board of Directors
                                        JAMES W. GUEDRY
                                          Secretary

March 31, 1994

             INTERNATIONAL PAPER COMPANY                         PROXY STATEMENT

TWO MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577
(914) 397-1500
                            ------------------------

                              GENERAL INFORMATION

     This statement is furnished by the Board of Directors of International Paper Company (the "Company") in connection with the solicitation of proxies to be voted at the annual meeting of shareholders to be held on May 10, 1994. Owners of shares of common stock outstanding are entitled to one vote for each share of common stock held of record at the close of business on March 22, 1994. As of that date, there were 124,587,410 shares of common stock outstanding.

     The annual report, including the audited financial statements of the Company for the fiscal year ended December 31, 1993, has been mailed to shareholders separately from this Proxy Statement and should be read carefully in conjunction with this Proxy Statement before voting on any proposals contained herein, as it contains details of the Company's operations and other relevant disclosures.

PROXY PROCEDURE

     Shares eligible to be voted and for which a proxy is properly signed and returned, will be voted in accordance with the instructions specified thereon. Where no instruction is received, eligible shares will be voted as recommended by the Board of Directors in this Proxy Statement. If any other matters come before the meeting, including any proposal submitted by a shareholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, the persons voting the proxies will vote them in accordance with their best judgment. As of the time this Proxy Statement was printed, management was not aware of any other matters to be voted upon. Any proxy may be revoked at any time before its exercise by submitting a written revocation or a new proxy, or by the shareholder's attendance and vote at the annual meeting.

     Solicitation of proxies from the Company's shareholders may be undertaken by directors, officers and employees, as well as by Georgeson & Company Inc. Payments to that firm as compensation are estimated at approximately $15,000 plus reimbursable expenses. This solicitation may be carried out either by mail, telephone, telegraph, other electronic communication, or personal interview. The cost of any such solicitation will be borne by the Company.

     The Company has adopted a policy of confidentiality in the voting of shareholder proxies generally and uses the services of its registrar and transfer agent, Chemical Bank, as independent inspectors of election to receive and tabulate proxy votes.


     This Proxy Statement and the form of Proxy were sent to shareholders, commencing on or about March 31, 1994.


MEETING ADMITTANCE PROCEDURES

     Shareholders of record as of the close of business on March 22, 1994 (or their duly appointed proxy holder upon verification--not to exceed one proxy per shareholder) will be entitled to vote and attend the meeting. The following procedures have been adopted to insure that no inconvenience or delays are caused to the Company's shareholders or their proxy holders when entering the meeting.

     If you plan to attend the annual meeting in person or will appoint a proxy to attend the meeting (other than the proxies set forth on the proxy card), please complete (including the name of the appointed proxy, if any), sign, detach and return the enclosed Request for Admittance promptly so that an admittance card can be reserved for you or your proxy in advance of the meeting. These admittance cards will be delivered to you or your proxy holder upon verification of identification at the shareholders' admittance counter at the meeting.

     Record shareholders who do not have admittance cards reserved for them at the meeting will be admitted upon verification of ownership at the shareholders' admittance counter. If you have not appointed a proxy in advance or have changed the appointed proxy on the Request for Admittance, your duly appointed proxy who will attend the meeting will be required to present evidence of your signature on the proxy (a copy of your driver's license or employment identification card or other identification with your signature) in order to determine that only valid proxies are admitted and voted.

     Beneficial owners of record on March 22, 1994 (or their duly appointed proxy holder upon verification--not to exceed one proxy per shareholder) can obtain admittance cards only at the shareholders' admittance counter by presenting evidence of common stock ownership in the Company. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement, along with proper identification. If you are a beneficial shareholder who will appoint a proxy to attend the meeting on your behalf, your duly appointed proxy will be required to comply with the procedures in this paragraph, as well as the admittance procedures described above for duly appointed proxies not designated in advance on the Request for Admittance.

                              CORPORATE GOVERNANCE

BOARD OF DIRECTORS

     The Board is classified into three classes of directors: Class I directors, of which there are currently five, were elected at the 1992 annual meeting to serve until the 1995 annual meeting; Class II directors, of which there are currently five, were elected at the 1993 annual meeting to serve until the 1996 annual meeting; and Class III directors, of which there are currently four, were elected at the 1991 annual meeting to serve until the 1994 annual meeting. Each class is elected for a three-year term.

     Eleven regular meetings and seven special meetings of the Board of Directors were held in 1993. In addition, there were 28 Committee meetings. Each director attended at least 80% of the meetings of the Board and the Committees on which he or she serves. All of the directors attended an average of 96% of such meetings of the Board and the Committees on which he or she serves.

     With respect to the Company's director, Samuel R. Pierce, Jr., former Secretary of Housing and Urban Development of the United States, an independent counsel was appointed on March 1, 1990 to inquire into whether the Secretary or other HUD employees engaged in a conspiracy to defraud the United States by directing housing grants to political associates.

     As mentioned in the Company's 1992 annual report, in December 1992, the Company announced the donation of a 15,000 acre tract of forestlands, in the Adirondack Park in New York, to The Conservation Fund, in recognition of the 100th anniversary of that Park. Following an independent appraisal which valued the donation at $3,977,000, the transaction was finalized last year. Mr. Noonan, who is chairman and chief executive officer of The Conservation Fund, joined the Board in December 1993.

     Beneficial ownership of current directors in equity securities of the Company is shown in the table on page 5.

AUDIT COMMITTEE

     The functions of the Audit Committee of the Board are to assist the Board in carrying out its responsibilities for monitoring management's accounting for the Company's financial results and for the timeliness and adequacy of the reporting of those results; to discuss and make inquiry into the audits of the Company's books made internally and by outside independent auditors, the Company's financial and accounting policies, its internal controls and its financial reporting; and to investigate and make a recommendation to the Board each year with respect to the appointment of independent auditors for the following year.

     Current members of the Committee, none of whom is an employee of the Company, are W.M. Ellinghaus (Chairman), F.B. Dent, A.G. Hansen, W.G. Kuhns and J.C. Pfeiffer.

     Four meetings of the Committee were held in 1993.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     The functions of the Management Development and Compensation Committee are to review Company policies and programs for the development of management personnel; to make recommendations to the Board with respect to any proposals for compensation or compensation adjustments of officers who are also directors of the Company; to authorize compensation or compensation adjustments for other elected officers of the Company; to administer the Company's executive bonus and Long-Term Incentive Compensation Plan; to review and endorse changes in Company employee retirement and benefits plans; to review officer candidates and endorse nominees for election as officers; and to make recommendations to the Board with respect to directors' compensation.

     Current members of the Committee, none of whom is an employee of the Company, are S.C. Gault (Chairman), W.C. Butcher, T.C. Graham, S.R. Pierce, Jr. and E.T. Pratt, Jr.

     Eight meetings of the Committee were held in 1993.

NOMINATING COMMITTEE

     The functions of the Nominating Committee are to review the size and composition of the Board; to review possible director candidates and director nominations properly presented by shareholders; to recommend to the Board individuals suitable for election as directors; and to review and recommend annually to the full Board the slate of nominees for election by the Company's shareholders.

     Current members of the Committee, none of whom is an employee of the Company, are J.C. Pfeiffer (Chairman), W.C. Butcher, F.B. Dent, W.M. Ellinghaus, D.F. McHenry and E.T. Pratt, Jr.

     Three meetings of the Committee were held in 1993.

ENVIRONMENT, HEALTH AND TECHNOLOGY COMMITTEE

     The functions of the Environment, Health & Technology Committee are to discuss and make inquiries into the environmental and safety audits performed by the Company's internal auditors; to review environmental, safety and health and technological policies and programs throughout the Company, to assure that they are appropriate to the short and long-term objectives of the Company in terms of industry leadership, compliance with federal and state laws and regulations and social responsibility; and to advise the Board of the effectiveness of these policies and programs.


     Current members of the Committee are T.C. Graham (Chairman), F.B. Dent, J.T. Dillon, S.C. Gault, A.G. Hansen, P.F. Noonan and S.R. Pierce, Jr.

     Four meetings of the Committee were held in 1993.

OTHER COMMITTEES

     Membership of the other regular Committees of the Board of Directors is shown on page 58 of the Company's annual report.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

     Any shareholder proposal intended to be presented at the 1995 annual meeting must be made in writing and received by the Secretary of the Company at the Company's principal executive offices by December 1, 1994, for inclusion in the 1995 Proxy Statement and form of proxy relating to the meeting.

Nomination by shareholders for directors, at a meeting called for the purpose of electing directors, shall be made in accordance with Article II, Section 9 of the Company's By-laws, as set forth below:

          "Nominations for election to the Board of Directors of the Corporation at a meeting of the Stockholders may be made by the Board, or on behalf of the Board by any nominating committee appointed by the Board, or by any Stockholder of the Corporation entitled to vote for the election of Directors at such meeting. Such nominations, other than those made by or on behalf of the Board, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received by him not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the Stockholders called for the election of Directors; provided, however, that if less than thirty-five
     (35) days notice of the meeting is given to the Stockholders, such nomination shall have been mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent Director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee and by the nominating Stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.

          "The Presiding Officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."

     The effect of this By-law is that shareholder nominations for the 1995 election of directors must be received by the Secretary of the Company not earlier than March 11, 1995, or later than April 11, 1995, if the annual meeting is held on the second Tuesday of May, 1995.

               COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table shows, as of March 22, 1994, the number of shares of Company common stock beneficially owned (as defined by the Securities and Exchange Commission) or otherwise claimed by each current director and each nominee for director and by all directors and executive officers of the Company as a group. To the best knowledge of the Company, no person or group beneficially owns more than 5% of the Company's common stock outstanding, except as set forth below in the table.

                                                                         SHARES            PERCENT OF TOTAL
                         NAME OF INDIVIDUAL                           BENEFICIALLY           COMMON STOCK
                              OR GROUP                                  OWNED(1)             OUTSTANDING
- --------------------------------------------------------------------  -------------  ----------------------------
W.C. Butcher........................................................          2,592
F.B. Dent..........................................................           2,920
J.T. Dillon.........................................................         89,016
W.M. Ellinghaus....................................................           1,970
S.C. Gault..........................................................          7,963
J.A. Georges........................................................        210,630
T.C. Graham.........................................................          6,580
A.G. Hansen.........................................................          2,308
                                                                                       No director or executive
W.G. Kuhns..........................................................          3,960      officer owns as much
D.F. McHenry........................................................          2,627         as 1/5th of 1%
P.F. Noonan.........................................................            125
J.C. Pfeiffer.......................................................          2,369
S.R. Pierce, Jr.....................................................          1,880
E.T. Pratt, Jr......................................................          2,580
R.B. Smith..........................................................          2,300
J.P. Melican........................................................         55,082
C.W. Smith..........................................................         59,464
M.A. Suwyn..........................................................         35,832
All directors and executive officers as a group.....................        599,803             0.48%
Bank trustee under Company and subsidiary employee benefit plans
(2).................................................................     10,213,760             8.26%


- ---------------

(1) Ownership shown includes securities over which the individual has or shares,

    directly or indirectly, voting or investment powers, including shares held in the Restricted Stock Plan for Non-Employee Directors, shares owned by a spouse or certain relatives and ownership by trusts for the benefit of such relatives, as required to be reported by the Securities and Exchange Commission. Certain individuals may disclaim beneficial ownership of some of these shares, but they are included for the purpose of computing the holdings and the percentages of common stock owned. Interests in shares resulting from participation in the Company's Salaried Savings Plan, Performance Share Awards, and Executive Continuity Awards, are included above. The above table does not include 384,284 shares represented by stock options granted executive officers under the Long-Term Incentive Compensation Plan, including options for 146,700 shares for Mr. Georges, 59,300 shares for Mr. Dillon, 54,684 shares for Mr. Melican, 25,700 shares for Mr. Smith and 12,950 shares for Mr. Suwyn. In addition, under the Nonfunded Deferred Compensation Plan for Directors or the Supplemental Unfunded Savings Plan for Senior Managers, the Directors and executive officers listed below own the non-voting stock-equivalent Units set forth in the following chart:

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
                        DIRECTORS AND EXECUTIVE OFFICERS

                                           STOCK                                               STOCK
                                           UNITS                                               UNITS
                                         ---------                                           ---------
W.C. Butcher...........................      4,314  D.F. McHenry...........................      2,072
F.B. Dent.............................       4,423  P.F. Noonan............................         45
J.T. Dillon............................      8,239  E.T. Pratt.............................     13,184
W.M. Ellinghaus.......................       3,487  R.B. Smith.............................      3,823
J.A. Georges...........................     33,824  J.P. Melican...........................      6,467
T.C. Graham............................      6,191  C.W. Smith.............................      4,159
A.G. Hansen............................      3,980  M.A. Suwyn.............................      1,347

(2) As of December 31, 1993, State Street Bank & Trust Co., N.A. holds such shares as the independent trustee in trust funds for employee savings, thrift, and similar employee benefit plans of the Company and its subsidiaries ("Company Trust Funds"). In addition, State Street Bank & Trust Co., N.A. is trustee for various third party trusts and employee benefits plans and is an Investment Advisor. As a result of its holdings in all capacities, State Street Bank & Trust Co., N.A. is the record holder of 11,031,412 shares of common stock of the Company. The trustee disclaims beneficial ownership of 10,213,760 shares of common stock it holds as trustee. The common stock held by the Company Trust Funds is allocated to participants' accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. The trustee votes the shares of common stock held in the

    Company Trust Funds in accordance with the instructions of the participants; shares for which no instructions are received are voted proportionately to those shares voted by participants.

                    MATTERS TO BE CONSIDERED AT THE MEETING

ITEM NO. 1--ELECTION OF DIRECTORS

     Three directors, Mr. Frederick B. Dent (Class III director), Mr. William M. Ellinghaus (Class III director) and Mr. William G. Kuhns (Class I director), after many years of outstanding service to the Company, will not stand for election at the annual meeting since they have reached the mandatory retirement age. The three classes of directors will therefore be reorganized as set forth below.

     Three (3) directors are to be elected as Class III directors for three-year terms expiring in 1997. Two (2) directors are to be elected as Class I directors and one (1) is to be elected a Class II director for terms expiring in 1995 and 1996, respectively. Each nominee is currently a director of the Company. Election requires the affirmative vote by the holders of a plurality of outstanding common stock voting at the annual meeting of shareholders. A plurality means that the six (6) nominees receiving the largest number of votes cast will be elected. Votes which are withheld from any nominee, as well as broker non-votes, will not be counted in such nominee's favor. Shareholders voting at the meeting may not vote for more than the number of nominees listed in the Proxy Statement. Proxies given to management to vote will be voted according to instructions given, but only for nominees listed in the Proxy Statement.

     The term of the present Class III directors expires at the adjournment of the 1994 annual meeting. The three nominees for election at that meeting as Class III directors are listed below:

                            CLASS III NOMINEES--TERM EXPIRING IN 1997

  (PHOTO) JOHN A. GEORGES, 63, Chairman and Chief Executive Officer. He was elected president in 1981, chief executive officer in 1984 and became chairman and chief executive officer in 1985. He has been a director and chairman of the board of IP Forest Resources Company (the managing general partner of IP Timberlands, Ltd.) since 1985. He is a director of Ryder Systems, Inc., Scitex Corporation Ltd. and Warner-Lambert Company. He is a member of The Business Council and the Planning and Policy Committees of the Business Roundtable. He is a board member of the Business Council of New York State, a member of The Trilateral Commission, the President's Advisory Committee for Trade Policy and Negotiations and a trustee of Drexel University.

                  Director since February 1, 1980

 (PHOTO)          DONALD F. MCHENRY, 57, University Research Professor of

                  Diplomacy and International Affairs at Georgetown University since 1981. He is president of the IRC Group, Inc. and a director of American Telephone and Telegraph Company, The Coca-Cola Company, Bank of Boston Corporation, the First National Bank of Boston, SmithKline Beecham plc and the Institute for International Economics. He is also a director of the Council on Foreign Relations. He is a trustee of the Johnson Foundation, The Brookings Institution, and chairman of the board of Africare.

                  Director since April 14, 1981

 (PHOTO) PATRICK F. NOONAN, 51, Chairman and Chief Executive Officer since 1993 of The Conservation Fund (a nonprofit organization dedicated to conserving America's land and water resources). Previously, he was president of the Fund and has been with the Fund since 1985. Prior to that he was president of The Nature Conservancy. He is a trustee of The National Geographic Society, the American Farmland Trust and the American Conservation Association. He is also a director of Ashland Oil, Inc., the Fund for Government Investors, Saul Centers
                  (REIT) and the American Gas Association Index Fund. He is a member of the Board of Visitors of Duke University School of the Environment.

                  Director since December 14, 1993

     The following nominees for election to Class I and Class II directors are currently Class III directors and a Class I director, respectively. The three nominees for election as Class I and Class II directors are listed below:

                             CLASS I NOMINEES--TERM EXPIRING IN 1995

 (PHOTO) STANLEY C. GAULT, 68, Chairman and Chief Executive Officer of The Goodyear Tire & Rubber Company since June 1991. Previously thereto, he was chairman and chief executive officer of Rubbermaid Incorporated (1980-1991). He is a director of Avon Products, Inc., PPG Industries, Inc., The New York Stock Exchange, Inc., Rubbermaid Incorporated and The Timken Company. He is a trustee and chairman of the board of The College of Wooster, a director of the National Association of Manufacturers, and a member of the President's Advisory Committee for Trade Policy and Negotiations.

                  Director since January 8, 1980

  (PHOTO) ROGER B. SMITH, 68, former Chairman and Chief Executive Officer of General Motors Corporation from 1981 to 1990, when he retired. He is a director of Citicorp, Johnson & Johnson and PepsiCo, Inc. He is a member of The Business Council and is a trustee of the Michigan Colleges Foundation, Inc. and the Sloan Foundation.

                  Director since December 1, 1989

                             CLASS II NOMINEE--TERM EXPIRING IN 1996

 (PHOTO) JANE C. PFEIFFER, 61, management consultant. She is a director of Ashland Oil, Inc., IP Forest Resources Company (the managing general partner of IP Timberlands, Ltd.), J.C. Penney Company, Inc. and The Mutual Life Insurance Company of New York. She is a trustee of the Conference Board, The University of Notre Dame and the Overseas Development Council and a member of The Council on Foreign Relations.

                  Director since June 14, 1977

     Other directors who will continue to serve are listed below under their respective classes. None of these directors is being elected at the 1993 annual meeting.

                             CLASS I DIRECTORS--TERM EXPIRING IN 1995

 (PHOTO) JOHN T. DILLON, 54, Executive Vice President-- packaging since 1987. He was elected a senior vice president--land and timber, liquid packaging and folding carton and label in 1986 and was vice president and group executive--land and timber from 1982, assuming in 1985 the additional responsibility of the wood products group. He is a director of Carter Holt Harvey Limited, (a New Zealand forest products and paper company). He is a member of the Board of Trustees of the Executive Committee of The Joint Council on Economic Education. He is the chairman of the Forest Industries Committee on Timber Valuation and Taxation.

                  Director since March 1, 1991

 (PHOTO) ARTHUR G. HANSEN, 69, educational consultant. He was director of research of the Hudson Institute from 1987 to 1988, chancellor of the Texas A&M University System from 1982 to 1986, president of Purdue University from 1971 to 1982 and president of Georgia Institute of Technology from 1969 to 1971. He is a director of American Electric Power Company, Inc., The Interlake Corporation, IP Forest Resources Company (the managing general partner of IP Timberlands, Ltd.) and Navistar International Corporation. He is a member of the National Academy of Engineering, chairman of the Corporation for Educational Technology and a fellow of the American Association for the Advancement of Science.

                  Director since February 10, 1976

 (PHOTO) SAMUEL R. PIERCE, JR., 71, attorney-at-law; former Secretary of Housing and Urban Development of the United States from 1981 to 1989. Prior to his cabinet appointment, he was a senior partner in the New York law firm of Battle, Fowler,

                  Jaffin, Pierce & Kheel. He also served on the board of directors of the Company from 1973--1981. He is a consultant to The Turner Corporation. He is a former judge of the New York Court of General Sessions and former General Counsel of the US Treasury Department.

                  Director 1973-1981 and since February 14, 1989

                            CLASS II DIRECTORS--TERM EXPIRING IN 1996

 (PHOTO) WILLARD C. BUTCHER, 67, former Chairman and Chief Executive Officer of The Chase Manhattan Bank, N.A. He is a director of ASARCO, Incorporated, Celgene Corporation, Olympia & York Companies (U.S.A.) and Texaco Inc. He is a member of The Business Council, the Advisory Committee for Daimler-Benz of North America and vice chairman of the Lincoln Center for the Performing Arts, Inc. He is a trustee emeritus of the American Enterprise Institute for Public Policy Research, a fellow emeritus of Brown University and a trustee of Business Committee for the Arts, Inc.

                  Director since August 1, 1989

  (PHOTO) THOMAS C. GRAHAM, 67, President and Chief Executive Officer of Armco Steel Company L.P. He was formerly chairman and chief executive officer of Washington Steel Corporation until he assumed his current position in 1992. He was formerly vice chairman-steel and diversified group and executive director of USX Corporation from 1986 to 1991. He joined the former U.S. Steel Corporation as vice chairman and chief operating officer--steel and related resources in 1983. Prior to that time he served as president and chief executive officer of Jones & Laughlin Steel Corporation. He is a director of Hershey Foods Corporation. He is a trustee of The Carnegie and the Committee for Economic Development. He also serves as a director of the American Iron & Steel Institute.

                  Director since October 14, 1986

  (PHOTO) EDMUND T. PRATT, JR., 67, former Chairman of the Board (from 1972 to 1992) and Chief Executive Officer from (1972 to 1991) of Pfizer, Inc. He is chairman emeritus and a director of Pfizer, Inc., a director of Celgene Corporation, Minerals Technologies, Inc., The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A. and General Motors Corporation. He is a member of the Board of Trustees of Logistics Management Institute.

                  Director since September 9, 1975

ITEM NO. 2--APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT AUDITORS FOR 1994

     The Audit Committee has considered the qualifications of Arthur Andersen & Co. and recommended that the Board of Directors appoint them as independent auditors of the consolidated financial statements of the Company for the year 1994. This included a review of their performance in prior years, as well as their reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Arthur Andersen in all of these respects. The Committee's review also included inquiry concerning litigation involving Arthur Andersen and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of the companies audited by them. In this respect, the Committee concluded that the ability of Arthur Andersen to perform services for the Company is not in any way adversely affected by any such investigation or litigation.

     The Board of Directors desires to obtain shareholders' approval of the Board's action in appointing Arthur Andersen & Co., as independent auditors of the consolidated financial statements of the Company for the year 1994.

     A representative of Arthur Andersen & Co. will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she desires and answer appropriate questions.

     APPROVAL OF ITEM NO. 2 REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES VOTING ON THIS PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED AS HAVING VOTED ON THIS ITEM NO. 2.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS
                 INDEPENDENT AUDITORS OF THE CONSOLIDATED
                 FINANCIAL STATEMENTS OF THE  COMPANY FOR
                 1994.

ITEM NO. 3--APPROVAL OF 1989 LONG-TERM INCENTIVE COMPENSATION PLAN AMENDMENTS

     The 1989 Long-Term Incentive Compensation Plan (the "Plan") was adopted by the Board of Directors and approved by shareholders at the 1989 annual meeting. The Plan is administered by the Management Development and Compensation Committee of the Board (the "Committee") which is composed solely of non-employee directors.

     The Board of Directors believes that the Plan has promoted the Company's interests and those of shareholders by providing opportunities to attract, retain, and motivate key employees through awards of stock options and restricted stock and that the Company should continue to utilize such awards as part of a competitive compensation program and as a means of encouraging its executives to own stock in the Company. Accordingly, the Board of Directors proposes to amend the Plan in the following principal respects:

          . To increase the number of shares available for future Plan awards by 5,000,000 shares thus providing an aggregate of said 5,000,000 shares together with the approximately 2,300,000 shares remaining for awards under the Plan prior to this amendment;

          . To provide that stock option exercise proceeds may be used to purchase Company stock in the open market for future issuance as options or awards; and

          . To allow the Company to maximize the deductibility for federal income tax purposes of the compensation of its executives.

     The complete text of the amended Plan is set forth in Appendix A to this Proxy Statement which is incorporated herein by reference. The following summarizes the material features of the Plan, as amended, but it does not purport to be complete and is qualified in its entirety by reference to Appendix A.

EXPLANATION OF PLAN CHANGES

     The changes to the Plan are recommended by the Board to ensure that the Company continues to be properly positioned to compete for executive talent with forest products companies and other enterprises. At the same time, the Board believes that awards made under the Plan should minimize ownership dilution to existing shareholders when shares are issued under the Plan.

     The number of shares which the amended Plan may use in the future is the aggregate of the following: 5,000,000 shares to be newly authorized for use under the amended Plan; 2,300,000 unused shares carried forward from the earlier 7,000,000 share authorization originally approved by shareholders in 1989; shares forfeited, exchanged or not delivered as explained below; and the shares to be purchased in the open market with stock option exercise proceeds.

     Currently, the Plan provides that the following shares covered by Plan awards may be utilized for subsequent awards under the Plan: shares that are forfeited; shares not earned; shares exchanged or delivered to the Company in exercising stock options; shares covered by Plan awards that are distributed in cash; and any shares that are used to settle tax withholding payment obligations triggered by Plan awards.

     The amended Plan will expand the share replenishment provisions by permitting amounts equal to cash proceeds received by the Company since January 1, 1989, upon the exercise of stock options granted under the Plan and the predecessor 1983 Plans, to be used to reacquire shares of Company stock on the open market. The number of shares so reacquired under this provision cannot exceed the number of shares exercised which generated the cash proceeds. By way of illustration, between January 1, 1989 and February 28, 1994, the Company received approximately $80,000,000 in cash proceeds from the exercise of stock options. Based on a stock price of $70.80 per share (the average closing price of a share of Company stock trading on the New York Stock Exchange from March 1 through March

20, 1994), 1,129,944 shares could be acquired from time to time in the open market and made available for future awards under the amended Plan.


     Shares reacquired would be held in the form of segregated treasury shares, i.e., they would be held in a separate treasury account and would not be outstanding until issued as future Plan awards. Shares issued in settlement of Plan awards result in some dilution to shareholders, since more shares are subsequently outstanding. This dilutive effect is minimized by reacquiring outstanding shares with stock option exercise proceeds and using these shares for Plan purposes.

     Other Plan changes are proposed in order to help ensure that compensation paid to participants under the Plan is deductible by the Company for federal income tax purposes in view of recent federal tax law changes.

     As amended, the Plan will (1) limit the number of shares that can be covered by stock options and stock appreciation rights ("SARs") to any one person to 900,000 over any consecutive three-year period; (2) limit the number of shares that can be covered by a Performance Share award made to any one person for any Award Period to 50,000; and (3) limit the total number of shares available under the amended Plan for all awards, options and SARs to executive officers of the Company subject to Section 16 of the 1934 Act to 7,300,000.

     The Performance Share portion of the Plan (see "Performance Share Awards" below) is being amended to set forth the measurement criteria to be used by the Committee in presetting the goals for determining the number of Performance Shares earned by participants during a Award Period.

     The Plan will be changed so that a Continuity Award will consist solely of a stock option. Under the tax law change, this will preserve the deductibility for the Company of compensation realized under a Continuity Award.

     Additional changes have been made to provide the Committee with the necessary authority and flexibility to determine the terms and conditions governing awards made under the Plan, and to allow participants to make such transfers or assignments of Plan awards as may be permitted by law. The Plan is also being amended to give the Committee increased flexibility over the terms and conditions, including forfeiture restrictions, contained in award agreements which participants must sign. The amended Plan removes certain specific terms and conditions from the text of the Plan and allows the Committee to place such items in the award agreements. It is anticipated that terms and conditions at least as restrictive as those removed from the text of the Plan will be included by the Committee in award agreements under the Plan. Finally, changes have been made to consolidate certain common terms and to clarify wording.

PLAN DESCRIPTION--GENERAL

     Participation in the Plan is determined solely by the Committee and is limited to senior managers of the Company and its subsidiaries. In 1993, approximately 670 employees participated in the stock option portion of the Plan; approximately 80 employees participated in the Performance Share portion; and fewer than 20 employees participated in the Continuity Award portion. These numbers should not be affected by the proposed amendment to the Plan.

     The Board of Directors may amend the Plan to take into account or comply with any changes in applicable securities or tax laws and regulations, and may otherwise modify the Plan, without shareholder approval, except that no modification shall increase the total number of shares for which awards and stock options may be granted under the Plan without shareholder approval.

STOCK OPTION AWARDS

     The stock option features of the Plan are essentially unchanged, except as noted above. Stock options may be in the form of Incentive Stock Options (within the meaning of Section 422 of the Code) or options which do not qualify for favorable federal tax treatment ("nonqualified stock options") or combinations of both. The Committee determines the recipients of stock options, the number of shares covered by each award, and the other terms and conditions of the option, except that the exercise price cannot be less than the fair market value of a share of the Company's common stock at the time of award grant. An Incentive Stock Option may not extend beyond ten years from the date of grant. Other options may be for longer terms.

     Restrictions, as determined by the Committee, on the exercise of the option and on the stock acquired under an option are contained in stock option award agreements. Such award agreements to date have provided that if the option is exercised within four years of the date of grant, the Company will have the right to repurchase the acquired stock at the exercise price for the balance of the four-year period. These restrictions lapse upon a change of control of the Company, or upon death, retirement after age 62 or permanent disability. The Committee may continue to grant stock options with this restriction provision or it may grant options with other provisions. As noted above, several provisions in the Plan text containing restrictive terms and conditions are being eliminated by the amendment; however, it is anticipated that the Committee will determine to include terms and conditions at least as restrictive in future award agreements. All conditions and terms regarding the disposition of stock options upon termination of employment with the Company shall be made by the Committee.

     Options may be exercised by payment of the option price in cash or, at the discretion of the Committee, by delivering stock of the Company, including restricted stock awarded under the Plan. If an option is exercised by delivery of Performance Shares, the participant will receive an equal number of identically restricted shares, and the remaining option exercise shares will contain any applicable restrictions which are included in the stock option agreement. At the discretion of the Committee, a plan participant who exercises an option may receive a replacement option for the same number of shares that the participant purchases in exercising the original option. The exercise price of the replacement option will be equal to the current fair market value at the time the replacement option is issued, and the term of the replacement option will be the same as the remaining balance of the term of the original option.

PERFORMANCE SHARE AWARDS

     Performance Share Awards have been granted to senior management as described below under "Plan Benefits." These contingent awards have been in the form of shares of restricted stock ("Performance Shares"). The awards are earned by a participant over a specified award period commencing with the year of award ("Award Period"). The length of the Award Period will be determined by the

Committee and is presently five years.

     During an Award Period, the participant is the beneficial owner of the Performance Shares and is entitled to vote the shares. Certificates are issued in the participant's name with restrictive legends and are retained by the Company. Dividends are reinvested in additional shares of restricted stock. A new Performance Share Award can be made each year by the Committee, with a new Award Period commencing at the beginning of each calendar year.

     Performance Share Awards are earned over the Award Period as determined by the Committee, presently based on a comparison of the Company's earnings per share and return on equity with similar financial tests of a representative group of forest products companies. At the end of an Award Period, the Committee measures the degree to which the established performance goals have been met. The contingent award is reduced if the goal is not met, or supplemented if the goal is exceeded. At such time, restrictions are removed on 50% of the award so earned (the "earned award").

     The remaining 50% of the earned award remains restricted for three years from the date of determination of the earned award. Performance Share Awards are subject to forfeiture and cancellation by the Committee in the event a participant terminates employment, other than by reason of death, disability or retirement after age 62. Dividends on earned awards are paid in cash.

     In the event of a participant's death, disability, or retirement after age 62, the restrictions may be removed on earned restricted shares and on a portion of the outstanding Performance Shares equal to the pro-rata portion of each award that would have been earned if Company performance reached the established goals for those Award Periods.

     The Plan is being amended to specify the measurement criteria to be used by the Committee in determining whether the Company has achieved performance goals preset by the Committee. Thus, the Committee may in the future use any one or more of the following measurements of performance including: earnings per share, return on equity, return on assets, growth in earnings, growth in sales revenue or shareholder returns. These can be measured in comparison to the performance of a group of peer companies selected by the Committee or based on the Company's results. In applying any of these criteria, the Committee may calculate earnings excluding discontinued operations and extraordinary items.

     The specific Plan provisions regarding earning of Performance Share Awards and removing restrictions, as described in the foregoing paragraphs, are being removed from the text of the Plan. It is the present intention of the Committee to continue to include these provisions in the award agreements which participants are required to execute upon receipt of awards.

     In the event of a "change of control" of the Company, all restrictions will be removed on earned awards and on a pro rata portion of the contingent awards for each uncompleted award period based on the number of months completed prior to the change of control. As used in this Proxy Statement and in the Plan, a change of control is defined as the acquisition by any person (other than Company employee-benefit plans) of beneficial ownership of 20% or more of the

Company's outstanding stock, or a change of more than 50% of the members of the Board over a period of two years or less (except for changes approved by two-thirds of the directors who were in office at the beginning of the period).

     A Performance Share Award may be denominated in share units, as well as actual restricted shares, or a combination of both. Under the amended Plan , the maximum number of Performance Shares that can be earned by any individual for any one Award Period is 50,000 shares.

CONTINUITY AWARDS

     Continuity Awards may consist of a contingent grant of restricted stock, or a tandem grant of restricted stock together with a related nonqualified stock option, in such amount and upon such terms and conditions as determined by the Committee. The amended Plan will provide that a Continuity Award may also consist solely of a nonqualified stock option. Under the Plan, at the discretion of the Committee, SARs may be awarded separately or in combination with other awards or grants.

     Generally, the amendments to the Plan will not change the operation of the Continuity Award provisions of the Plan. The participant is entitled to vote the restricted shares included in the award. Dividends are reinvested in additional shares of restricted stock, subject to the same restrictions, terms and conditions. Upon attainment of age 65, or the permanent disability or death of the executive, or upon a change of control of the Company, the restrictions on the award are removed and the award will vest in the following manner: (a) if the current realizable gain on the tandem stock option is greater than the current fair market value of the related shares of restricted stock (including reinvested dividends), then all such shares of restricted stock will be cancelled and the stock option will continue for its remaining term; (b) if the current fair market value of the shares of restricted stock (including reinvested dividends) is greater than the current realizable gain on the related tandem stock option, then the option will be cancelled and the restrictions will be removed from all of the related shares of restricted stock.

     If the option is exercised prior to age 65, then the related shares of restricted stock will be cancelled, and the additional shares issued upon the exercise of the option will be restricted and subject to forfeiture or repurchase by the Company at the option exercise price for a period ranging up to twelve years, or longer, from the date of the award as set forth in the award agreement. If there is a change of control of the Company, all restrictions on the Continuity Award will be removed.

     The exercise price of each option will not be less than the fair market value of the underlying stock at the time the option is granted. The option may be exercised by full payment of the option price in cash or, at the discretion of the Committee, by delivering stock of the Company including Performance Shares awarded under the Plan.

     At the discretion of the Committee, a participant who exercises an option may receive a replacement option for the same number of shares that the participant purchases in exercising the original option. The exercise price of the replacement option will be equal to the fair market value at the time the replacement option is issued, and the term of the replacement option will be the same as the remaining balance of the term of the original option. Shares received upon exercise of an option will be subject to the restrictions included in the award agreement.

PLAN BENEFITS

     Because the Committee makes all determinations regarding the selection of participants and the size of each award made to a participant, it is impossible to estimate or predict the benefits or amounts that any person or persons will receive in the future (except that they will not exceed the maximums set forth above). Information regarding past awards made to persons named in the Summary Compensation Table under the Plan is provided elsewhere in this Proxy Statement as part of the disclosure of the executive compensation program for management. The following summarizes the awards made in 1993 under the Plan to all current executive officers of the Company and all other employees:


                                                                    NUMBER OF SHARES COVERED
                                                                         BY 1993 AWARDS
                                                                   --------------------------
                                                                   ALL EXECUTIVE   ALL OTHER
                                                                     OFFICERS      EMPLOYEES
                                                                   -------------  -----------
Stock Options(1).................................................       64,000       877,900
Performance Shares(2)............................................       26,373        48,558
Continuity Award Shares(3).......................................       20,000        12,000

- ---------------

(1) Includes replacement options granted in 1993. These figures do not include the tandem option awards made as part of the Continuity Awards of stock/options, insofar as these are characterized as contingent restricted stock awards.

(2) Includes the total number of shares contingently awarded in 1993 under the Plan to be earned over five years by participants.

(3) Includes the total number of shares contingently awarded in 1993 under the Plan as Continuity Awards of stock/options, to be fully vested upon reaching certain ages unless the options are exercised.

APPROVAL OF ITEM NO. 3 REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF RECORD OF A MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE. ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED AS HAVING VOTED FOR THE ITEM NO. 3 AND, ACCORDINGLY, WILL HAVE THE EFFECT OF A VOTE AGAINST ITEM NO. 3.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

                 ADOPTION OF THE AMENDED LONG-TERM INCENTIVE
                 COMPENSATION PLAN AS SET FORTH
                 IN APPENDIX A

                           STATEMENT ON THE COMPANY'S
                      SOUTH AFRICAN AFFILIATE'S OPERATIONS

     The Company strives to uphold responsible business practices in its operations around the world. Its commitment to human rights and equality is evidenced by company policies such as those on equal employment opportunity, community responsibility and ethical business conduct.

     In South Africa, its affiliate, Masonite (Africa) Limited, has done business in a highly responsible manner that it believes has been a positive example in that country. In that regard, Masonite (Africa) Limited's facilities in South Africa have a totally integrated workforce and wage policies are identical for whites and non-whites. It provides its employees with benefit programs, which include medical benefits, financial aid and in-kind support for schools and adult training programs. Masonite (Africa) Limited believes its policies and practices are consonant with the Code of Conduct for Business Operating in South Africa endorsed by the South African Council of Churches
(SACC), Southern African Catholic Bishops Conference and Jewish Board of Deputies. Masonite (Africa) Limited intends to continue to implement its policies concerning human rights and equality in South Africa, which it believes will cause it to maintain the ethical standards promoted by the SACC Code of Business Conduct. Masonite (Africa) Limited also intends, through continued example of responsible operations, to promote responsible practices by all companies operating in South Africa.

                      REPORT OF THE MANAGEMENT DEVELOPMENT
                           AND COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Management Development and Compensation Committee ("the Committee") consists of five outside directors: Willard C. Butcher, Stanley C. Gault, Thomas
C. Graham, Samuel R. Pierce, Jr. and Edmund T. Pratt, Jr. Mr. Gault is chairman. No member of this Committee is an executive officer of a company on whose board an executive officer of International Paper serves as a director.

     The Committee met eight times in 1993 with a 98% attendance record. The chairman and chief executive officer of the Company was not present during any discussion of his compensation.

GENERAL

     Total compensation received by the named executive officers consists of salary, cash bonus, stock options and restricted stock. The cash bonus and long-term incentives introduce considerable risk in the total executive compensation package, since the value of these components may vary significantly from year to year based on Company performance, individual performance and Company stock price.

     The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The companies used to measure competitiveness include the fifteen largest forest products companies (including the "Peer Paper Group" of eight companies which comprise the peer line of the performance graph on page
19) and which are surveyed annually by Management Compensation Services, a subsidiary of the independent compensation consulting firm, Hewitt Associates. In 1993, the Company also used the Hay Associates and F.W. Cook executive compensation surveys which cover similar positions in companies similar in size and complexity to International Paper across all industries. In 1993, the Company's compensation levels were targeted to the median of the competitive surveys, and competitiveness was determined by evaluating total cash compensation and long-term incentive compensation.

     The Company's Management Incentive Plan (MIP) links payment of an annual cash bonus directly to achievement of a specified level of net earnings, which accounts for 80% of target bonus funds available, and predetermined targets for qualitative nonfinancial performance factors, which were quality, safety and female and minority employee development, which account for the remainder. In 1993, the Company achieved a level of net earnings and performance compared to predetermined nonfinancial targets which generated a bonus fund. Performance against the financial target was above threshold but did not achieve 100% of goal, thus generating a smaller bonus fund in 1993 than in 1992 or 1991. Performance compared to the nonfinancial targets met or exceeded the goals for 1993.

     The Company's Long-Term Incentive Compensation Plan, which was approved by the shareholders in 1989, provides for awards of stock options and restricted stock in the form of performance shares which are made in amounts which the Committee determines to be competitive based on the surveys described above. Stock options are granted at fair market value at the time of the award and are restricted for four years. Contingent awards of performance shares are made in December of the year preceding a five-year Award Period. At the end of the five-year Award Period, the number of shares earned is determined by financial performance which the Committee measures by comparing and weighing equally the Company's and Peer Paper Group's five-year average return on equity and earnings per share. If the threshold level of performance is not attained, no shares are earned. Above the threshold, the contingent award is reduced if the target goal is not met or supplemented if the target goal is exceeded. Payouts of earned performance shares are made in Company stock at the end of the five-year Award Period. One half of the shares earned is mandatorily deferred for an additional three years, and payout is subject to the executive's continued employment throughout that period.

     From time to time executive continuity awards are made which are designed to encourage retention of a small number of executives designated by the Committee. The size of an award, and any adjustments is determined by the Committee to reflect an executive's level of responsibility and individual performance. As provided by the Company's Long-Term Incentive Compensation Plan, a continuity award may consist of restricted stock or a tandem grant of restricted stock together with a related non-qualified stock option which is granted at fair market value and restricted until a specified age. If the stock option is exercised, then the related restricted shares are cancelled; if the stock option is not exercised by age 65, then the less valuable component of the tandem award is cancelled.


     The Committee has considered the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit deductibility of compensation paid to named executive officers which exceeds $1,000,000. The Committee has endorsed amendments to the Company's Long-Term Incentive Compensation Plan to make certain sections of the plan compatible with those provisions, while maintaining the Committee's flexibility to exercise business judgment in determining awards to take account of business conditions or the performance of individual executives. In that regard, the Committee will retain discretion to make awards which may not be fully deductible in certain cases.

1993 EXECUTIVE OFFICERS' COMPENSATION

     The Committee approved promotional and merit salary increases for the named executive officers based on competitiveness of the executives' pay and personal performance. In June 1993, Mr. Georges received an 8.3% merit salary increase, covering the eighteen-month time period since his last salary adjustment (5.5% annualized). Promotional increases were awarded to two of the named executive officers. Salaries paid to the named executive officers in 1993, including Mr. Georges's salary, were slightly below the median of the survey companies.

     MIP awards for the named executive officers in 1993 were determined by the Committee after review of respective levels of responsibility, personal performance and Company performance compared to the predetermined 1993 financial and nonfinancial goals. Actual awards to all named executive officers represented 10.6% of the bonus fund. Mr. Georges's MIP award and the awards of two other named executive officers decreased compared to 1992. The 1993 MIP award of one named executive officer increased compared to 1992 insofar as 1992 represented only a partial year award for that individual.

     The performance share guidelines described above were used by the Committee to determine contingent performance share awards in December 1993 to the named executive officers for the 1994-1998 Award Period and the payout in 1993 of earned shares for the 1988-1992 Award Period. As shown in the Summary Compensation Table, the pretax values of Mr. Georges's performance share awards in 1993 were: $546,448 in contingent restricted stock for the 1994-1998 Award Period; $198,803 in deferred restricted stock for the 1988-1992 Award Period; and $198,803 in earned shares (long-term incentive payout) for the 1988-1992 Award Period. The shares earned for the 1988-1992 Award Period reflect Company performance which exceeded performance of the Peer Paper Group.

     The Committee granted stock options in 1993 based on competitive surveys described earlier, without consideration of the amount of stock options already held by named executive officers. Mr. Georges's 1993 stock option award was

19,000 shares, the same as his awards in 1992 and 1991.

     In 1993, previously granted continuity awards of restricted stock and a related option to two named executive officers were increased based on promotions.

                                   The Management Development and Compensation
                                   Committee of the Board of Directors
                                       Willard C. Butcher
                                       Stanley A. Gault, chairman
                                       Thomas C. Graham
                                       Samuel R. Pierce, Jr.
                                       Edmund T. Pratt, Jr.

                               PERFORMANCE GRAPH

     The following chart compares a $100 investment in International Paper stock with a similar investment in a peer group of eight key competitor companies and the S&P 500. The charts portray total nominal return, 1988-1993, assuming reinvestment of dividends.

                               (PERFORMANCE GRAPH)


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*


                                                                   DECEMBER 31,
                               1988            1989            1990            1991            1992            1993
International Paper            100             126             123             167             161             168
S&P 500 Index                  100             132             127             166             179             197
Peer Group**                   100             110              89             121             135             153


   Assumes $100 Invested on December 31, 1988.
 * Total return assumes reinvestment of Dividends.
** Includes Boise Cascade, Champion, Georgia Pacific, Mead,
   Stone Container, Union Camp, Westvaco, and Weyerhaeuser.

                             ADDITIONAL INFORMATION
                        REGARDING EXECUTIVE COMPENSATION


     The compensation of the Company's executive officers is approved by the Committee except for the compensation of the officer-directors, which is recommended by the Committee and approved by the Board of Directors.

     The following tables set forth information with respect to the Chairman and Chief Executive Officer and the four most highly compensated executive officers of the Company for the years 1991-1993.

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM COMPENSATION
                                                                                         -----------------------
                                                                  ANNUAL COMPENSATION       CONTINGENT AWARDS
                                                                 ----------------------  -----------------------
                        (A)                              (B)        (C)         (D)          (E)          (F)         (G)
                                                                                          RESTRICTED               ALL OTHER
                                                                   SALARY      BONUS     STOCK AWARD    OPTIONS   COMPENSATION
                 NAME AND POSITION                      YEAR       ($)(1)      ($)(2)       ($)(3)      (#)(4)       ($)(5)
- ----------------------------------------------------  ---------  ----------  ----------  ------------  ---------  ------------
John A. Georges.....................................       1993  $  880,833  $  525,000  $    819,672     19,000   $  136,571
as Chief Executive Officer                                 1992  $  840,000  $  555,000  $    794,195    112,632   $   85,304
                                                           1991  $  775,833  $  580,721  $    770,385     41,618   $   85,718
John T. Dillon......................................       1993  $  396,667  $  230,000  $    332,316      8,000   $   77,234
as Executive Vice President                                1992  $  367,500  $  240,000  $    322,040     54,900   $   33,397
                                                           1991  $  327,333  $  250,000  $    311,190      7,000   $   32,554
James P. Melican....................................       1993  $  386,667  $  215,000  $    302,430      7,700   $   69,747
as Executive Vice President                                1992  $  357,917  $  225,000  $    293,084     16,238   $   20,578
                                                           1991  $  322,333  $  235,000  $    284,056      6,800   $   31,148
Mark A. Suwyn.......................................       1993  $  323,333  $  210,000  $  1,193,205      6,800   $   53,528
as Executive Vice President                                1992  $  250,000  $  175,000  $  2,612,669      6,150   $   24,546
                                                           1991  $        0  $        0  $          0          0   $        0
C. Wesley Smith.....................................       1993  $  283,333  $  190,000  $    944,705      6,800   $   55,390
as Executive Vice President                                1992  $  238,000  $  190,000  $    786,035      4,300   $  132,037
                                                           1991  $  200,000  $  120,000  $    177,986     10,300   $   52,433


- ---------------

(1) Salary paid in 1993 including amounts deferred pursuant to Section 401(k) of the Internal Revenue Code or pursuant to unfunded deferral arrangements.

(2) Management Incentive Plan awards paid in 1994, 1993 and 1992 attributable to 1993, 1992 and 1991 respectively, including amounts deferred pursuant to
    Section 401(k) of the Internal Revenue Code or pursuant to unfunded deferral arrangements reported in the year earned.


(3) Represents (a) 150% of the value of gross target restricted performance shares contingently awarded in 1993 for the 1994-1998 award period, in 1992 for the 1993-1997 award period and in 1991 for the 1992-1996 award period, which is the maximum achievable for those award periods; only 100% of the target restricted performance shares are earned if the target goal is met for an award period, with the awards being reduced if the goal is not met or entirely forfeited if a predetermined threshold goal is not met; (b) 150% of the value of incremental maximum awards for prior award periods made upon promotion, subject to the same contingencies; and (c) the value of continuity awards of $745,500 and $591,000 in 1993 and 1992 respectively for Mr. Suwyn and $497,000 in 1993 for Mr. Smith. The number and dollar value of restricted stock holdings at December 31, 1993 are as follows:
    106,136/$7,190,714 for Mr. Georges; 46,373/$3,141,771 for Mr. Dillon;
    42,153/$2,855,866 for Mr. Melican; 34,067/$2,308,039 for Mr. Suwyn; and
    39,594/$2,682,494 for Mr. Smith. These numbers include the restricted stock portion of the tandem awards of restricted stock/options made to the respective individuals under continuity awards. Dividends are paid on restricted shares.


(4) Includes replacement options if applicable; only new ten-year stock options were awarded to the named officers in 1993. These figures do not include the tandem option awards made as part of the continuity awards referred to in footnote (3) above insofar as the awards are characterized as restricted stock awards. Such tandem options were for 60,000 and 40,000 shares for Mr. Suwyn in 1992 and 1993, respectively, and for 40,000 shares for Mr. Smith in 1993 and are restricted as to exercise prior to age 62.

(5) 1993 totals represent Company contributions to the Salaried Savings Plan and Unfunded Savings Plan, premium payments grossed up for taxes for the Executive Supplemental Insurance Plan (ESIP) and accruals for ESIP lump sum dividend payments as follows: $68,920, $57,820 and $9,831 for Mr. Georges; $30,560, $43,200 and $3,474 for Mr. Dillon; $29,360, $37,000 and $3,387 for
    Mr. Melican; $23,920, $29,608 and $0 for Mr. Suwyn; and $22,720, $29,800 and
    $2,870 for Mr. Smith.

     The table below sets out information on the option grants made in 1993 to the named executive officers:

                             OPTION GRANTS IN 1993


                                                                               POTENTIAL REALIZABLE VALUE AT ASSUMED COMPOUND
                                                                              ANNUAL GROWTH RATES OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                                  FOR OPTION TERM (2)
                        ----------------------------------------------------  ------------------------------------------------
         (A)               (B)          (C)           (D)           (E)           (F)            (G)                (H)
                                    % OF TOTAL
                                      OPTIONS
                         OPTIONS    GRANTED TO    EXERCISE OR
                         GRANTED   EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME AND POSITION        (#) (1)       1993         ($/SH)         DATE           0%              5%                10%

- ----------------------  ---------  -------------  -----------  -------------  -----------  ----------------  -----------------
John A. Georges.......     19,000        2.02%     $  63.000      01/11/2003   $       0           $659,940         $1,625,463
  as Chief Executive
  Officer
John T. Dillon........      8,000        0.85%     $  63.000      01/11/2003   $       0           $277,869           $684,406
  as Executive Vice
  President
James P. Melican......      7,700        0.82%     $  63.000      01/11/2003   $       0           $267,449           $658,740
  as Executive Vice
  President
Mark A. Suwyn.........      6,800        0.72%     $  63.000      01/11/2003   $       0           $236,189           $581,745
  as Executive Vice
  President
C. Wesley Smith.......      6,800        0.72%     $  63.000      01/11/2003   $       0           $236,189           $581,745
  as Executive Vice
  President
Executive Officer
  Group...............     64,000        6.79%        (3)           (3)                $0        $2,208,615         $5,433,534
All shareholders......        N/A          N/A           N/A             N/A  $        0 (4)   $4,955,037,864(4)   $12,557,038,808

- ---------------

(1) Each option granted may be replaced upon exercise. This means that a new option is granted for the same number of shares as is exercised, with the then current market value becoming the new exercise price. The replacement option does not extend the term of the original option. Options may not be replaced more than three times. These numbers do not include any options granted as part of the tandem awards of restricted stock/options made as continuity awards in 1993; the restricted stock is reported as part of the total holdings of the respective individuals under footnote 3 to the Summary Compensation Table.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) Other than replacement grants, all stock option grants in 1993 were at an exercise price of $63.00 per share, expiring January 11, 2003. No replacement grants were awarded to the named executives.

(4) No gain to the optionee is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.

     The table below sets out information on options exercised and options outstanding.


                      AGGREGATED OPTION EXERCISES IN 1993
                      AND DECEMBER 31, 1993 OPTION VALUES



            (A)                     (B)             (C)          (D)           (E)          (F)           (G)
                                                                                          VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED          IN-THE-MONEY
                                                                OPTIONS AT 12/31/93        OPTIONS AT 12/31/93
                                                                      (#)(3)                     ($)(3)
                                                   VALUE     -------------------------  -------------------------
                              SHARES ACQUIRED    REALIZED    UNRESTRICTED  RESTRICTED   UNRESTRICTED  RESTRICTED
NAME AND POSITION             ON EXERCISE (#)       ($)          (1)           (1)          (2)           (2)
- ---------------------------  -----------------  -----------  ------------  -----------  ------------  -----------
John A. Georges............    No Exercises         N/A           70,700       76,000    $  204,279   $   175,750
as Chief Executive Officer
John T. Dillon.............    No Exercises         N/A           29,300       30,000    $   69,588   $    71,250
as Executive Vice President
James P. Melican...........    No Exercises         N/A           26,334       28,350    $  381,686   $   204,606
as Executive Vice President
Mark A. Suwyn..............    No Exercises         N/A                0       12,950    $        0   $    32,300
as Executive Vice President
C. Wesley Smith............    No Exercises         N/A            6,000       19,700    $   16,500   $   143,025
as Executive Vice President


- ---------------

(1) All options are exercisable under the plan upon grant; however, columns (e) and (g) indicate the number and value of options, the underlying shares of which, while exercisable, cannot be sold or are otherwise restricted.

(2) Total value of options (market value minus exercise price) based on fair market value of Company stock of $67.75, as of December 31, 1993.

(3) Options granted as part of the tandem awards of restricted stock/options
    made as continuity awards are not     included; these awards are counted as
    restricted stock awards and holdings.

                              RETIREMENT BENEFITS

     The following table shows the total estimated annual pension benefits payable under the Company's qualified and supplementary retirement plans upon retirement at age 65, calculated on a straight life annuity basis and reduced by a Social Security offset:

             COMBINED RETIREMENT PLANS TABLE OF ESTIMATED BENEFITS



                                                             CREDITABLE YEARS OF SERVICE
                                     ----------------------------------------------------------------------------
     PENSIONABLE REMUNERATION             5           10           15           20           25           30
- -----------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
$400,000...........................  $   100,000  $   125,601  $   188,401  $   193,232  $   193,232  $   193,632
$600,000...........................  $   150,000  $   190,601  $   285,901  $   293,232  $   293,232  $   293,832
$800,000...........................  $   200,000  $   255,601  $   383,401  $   393,232  $   393,232  $   394,032
$1,000,000.........................  $   250,000  $   320,601  $   480,901  $   493,232  $   493,232  $   494,232
$1,500,000.........................  $   375,000  $   483,101  $   724,651  $   743,232  $   743,232  $   744,732

- ---------------

"Pensionable Remuneration" for purposes of the table above means salary, bonus and compensation deferred under the Unfunded Savings Plan or awards deferred under the MIP.

    Retirement benefits are payable under one or more of the following plans: a qualified plan covering all salaried employees which provides pension benefits based on final average earnings; a supplementary plan which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a supplementary plan covering designated senior managers which provides supplemental benefits to the qualified plan. At December 31, 1993, the number of creditable years of service and the currently applicable average pensionable remuneration under the retirement plans for Mr. Georges were 14.58 years and $1,405,833; for Mr. Dillon, 26.92 years and $626,667; for Mr. Melican,
9.92 years and $601,667; for Mr. Smith, 13.33 years and $473,333; and for Mr. Suwyn, 1.83 years and $533,333.

                           COMPENSATION OF DIRECTORS

     The compensation of each non-employee director of the Company is a retainer fee of $36,000 per year plus fees of $1,100 for each board and committee or other meeting attended. Directors may elect to defer receipt of all or part of their remuneration until a later date under a deferred compensation plan, at which time the director will be paid in cash equal to (1) the cash amount deferred plus interest at the higher of 6% per annum or the yield of U.S. Treasury bills or (2) the value at the time of payment of units equivalent to the value of Company common stock credited to the director's account at the time of each deferral, plus dividend equivalents. Employees of the Company who are also directors receive no compensation for services as a director or for attendance at board or committee meetings.

     The Company has established a Retirement Plan for Non-Employee Directors which provides that directors who retire from service when they attain the mandatory retirement age of 72 and have ten years of service, will receive an annual retirement benefit equal to 100% of the annual retainer fee. The Plan also provides for early retirement after attaining age 65 with at least five years of service. If early retirement is taken, the retirement benefit is reduced by increments of 10% for each year less than ten years of service, and is further reduced by increments of 4% for each year prior to age 72 that the early retirement payments begin.

     In addition, under the Non-Employee Directors Restricted Stock Plan, awards of 900 shares of common stock are made upon the election or re-election of a director to a full three-year term, or the appointment of a non-employee director to fill an unexpired term (in which latter event the number of shares to be awarded will be a pro-rata portion of the number issued to non-employee directors elected to serve for a full term at the most recent annual meeting of shareholders). Awards made in 1993 were 900 shares each for Class II directors and a pro-rata award of 125 shares for a newly elected director. Directors receive dividend payments represented by the shares awarded under the Restricted Stock Plan, currently at $0.42 per share per quarter.

     Further, four of the non-employee directors of the Company serve as directors of IP Forest Resources Company ("IPFR"), a wholly-owned subsidiary which acts as the managing general partner of IP Timberlands, Ltd., a New York Stock Exchange-listed limited partnership. As such, each of the four non-employee directors receives a retainer fee of $7,000 per year plus a fee of $1,100 for each IPFR board meeting attended. These fees are paid by IPFR. There were five meetings of the board in 1993.

                    INDEMNIFICATION INSURANCE AND CONTRACTS

     The Company provides liability insurance for the company's directors and all elected officers, as well as contractual arrangements with directors and certain officers of the Company, agreeing to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers. On June 15, 1993, the Company amended the aforementioned policies with Federal Insurance Company at a current annual premium cost aggregating $584,250, such policies expiring on June 15, 1994. No monies have been paid under such policies by the carrier or by the Company under the contractual arrangements.

                             TERMINATION AGREEMENTS

     The Company has agreements with members of the executive officer group, providing for payments and other benefits if there is a change of control of the Company and the officer's employment is terminated (i) by the Company or its successor, other than for cause, disability or retirement, or (ii) by the officer if the chief executive officer of the Company ceases to hold that position for reasons other than cause, retirement or disability, or if the officer determines that by reason of adverse changes in, among other things, the officer's authority, compensation, duties, office location or responsibilities, the officer is unable to perform the duties and responsibilities of the position the officer held immediately prior to the change in control. These agreements provide that if the officer's employment terminates under the circumstances described above, the officer will receive: (a) continuation of medical and dental insurance coverage until age 65 or eligibility to join a comparable plan sponsored by another employer; (b) retiree medical coverage comparable to the Company's pre-change of control retiree medical plan; (c) a lump-sum payment equal to (i) his annual salary at termination together with his most recent short-term annual incentive compensation payment during the year preceding termination, multiplied by the smaller of the number "three" or the number of years between the termination date and the date he reaches age 65 and (ii) an amount necessary to offset any special federal excise tax on all payments received under the termination agreement. In addition to the foregoing provisions Mr. Georges' agreement can be triggered by a voluntary termination at any time within 18 months of the change in control. The agreement provides him with the above benefits as well as (a) payment of vested benefits under the pension plan which entitlement shall include payments made under the agreement which constitute "compensation" under the pension plan; (b) a lump-sum payment equal to the difference between (i) the actuarial value on termination date of accrued vested pension benefits and (ii) the actuarial value on termination date of what accrued pension benefits would have been if the period and payments set out in (c)(i) and (c)(ii) below were recognized under the pension plan; (c) a lump-sum payment equal to (i) his annual salary at termination, (ii) the average of his short-term incentive compensation award for three years preceding termination and (iii) the value of his average earned award under the PSP for three years preceding termination, multiplied by the number of years between the termination date and the date he reaches age 65; (d) a lump-sum payment equal to the value of any deferred incentive compensation or PSP awards and unvested Company matching contributions under the SSP; (e) stock options equal to the average number of options awarded during the three years preceding termination, multiplied by the number of years between the termination date and the date he reaches age 65, plus the extension of each option held until the end of the normal term of such option if he had not left the Company.

     In addition to the foregoing, the Long-Term Incentive Compensation Plan contains provisions that release restrictions from stock awards and stock options for all members of the group if there is a change of control of the company. Also, the Supplemental Retirement Plan for senior managers provides that if a change of control of the Company occurs, pension benefits will vest immediately and the minimum benefit will be increased from 25% to 50% of pensionable remuneration.

     The Company has authorized a grantor trust under Sections 671 through 677 of the Code in connection with the Company's benefit plans and termination agreements. Under the grantor trust, the trustee will pay the beneficiaries of the trust the amounts to which they are entitled under such plans and agreements subject to claims of the Company's creditors.

                                                                      APPENDIX A

                          INTERNATIONAL PAPER COMPANY
                     LONG-TERM INCENTIVE COMPENSATION PLAN

     The International Paper Company Long-Term Incentive Compensation Plan is hereby amended to delete the words and phrases indicated by brackets, e.g.
(omit) and to add the words and phrases indicated by italics, e.g. add.

1. PURPOSE AND EFFECTIVE DATE

     This plan shall be known as the International Paper Company Long-Term

Incentive Compensation Plan (the "Plan"). The purpose of this Plan is to provide incentive for senior management officers and employees of the Company and its subsidiaries (the "Company") to improve the performance of the Company on a long-term basis, and to attract and retain in the employ of the Company persons of outstanding competence. The terms "subsidiary" and "subsidiaries" as used herein shall mean corporations which are owned or controlled by International Paper Company, directly or indirectly.

     The effective date of this Plan is (shall be) January 1, 1989. S(s)ubject to approval of this Plan by a majority of shareholders of the Company entitled to vote on the matter at the 1994 (89) annual meeting of shareholders certain amendments to the Plan will also be effective. (Upon share owner approval of this) The Plan (it will) supersedes and replaces the International Paper Company Performance Share Plan and the International Paper Company Stock Option Plan which were approved by shareholders in 1983 (the "1983 Plans"). No further contingent awards or grants of options will be made under the 1983 Plans, and outstanding contingent awards and deferred awards under the 1983 Plans and earlier plans will be converted to comparable awards under the provisions of this Plan with the consent of the award holders.

2. ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by a committee (the "Committee") which shall be composed of members of the Board of Directors of the Company and which shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("1934 Act") (or any successor rule) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is authorized to administer and interpret the Plan, to authorize, change, and waive the restrictions and conditions imposed on awards and stock options under the Plan, and to adopt such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, the shareholders and the participants.

     (b) No member of the Committee or any employee acting on its behalf shall incur any liability for any action or failure to act in connection with this Plan. The Company shall indemnify each member of the Committee and any employee acting on its behalf against any and all claims, losses, damages, expenses and liabilities arising from any action or failure to act.

3. PARTICIPANTS

     (a) Participation in this Plan shall be limited to senior managers and other key employees of the Company as determined by the Committee. Awards of stock and stock appreciation rights and grants of stock options may be made to such (members of senior management) employees and for such respective numbers of Shares, as the Committee in its absolute discretion shall determine (all such individuals to whom awards and options shall be granted being herein called "participants").

     (b) Members of the Board of Directors who are also employees of the Company shall be eligible to participate in the Plan. However, members of the Board of Directors who are not also employees of the Company shall be ineligible for awards under this Plan. Notwithstanding the foregoing, any members of the Board of Directors who are also retired employees of the Company shall be entitled to the portions of their awards which are (is) earned or vested pursuant to the provisions of the Plan.

     (c) A person who is compensated on the basis of a fee or retainer, as distinguished from salary, shall not be eligible for participation in the Plan.

     (d) Participation in this Plan, or receipt of an award or option under this Plan, shall not give a participant any right to a subsequent award or option, nor any right to continued employment by the Company for any period, nor shall the granting of an award or option give the Company any right to continued services of the participant for any period. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause.

4. DEFINITIONS

     (a) "Stock" or "Share" shall mean a share of the common stock of $1.00 par value of International Paper Company.

     (b) "Performance Shares" shall mean Shares contingently awarded with respect to an Award Period and issued with the restriction that the holder may not sell, transfer, pledge, or assign such Shares, and with such other restrictions as the Committee in its sole discretion may determine (including, without limitation, restrictions with respect to forfeiture of the Shares and with respect to reinvestment of dividends in additional restricted Shares), which restrictions may lapse separately or in combination at such time or times (in installments or otherwise) as the Committee may determine.

     (c) "Stock Appreciation Right" or "SAR" shall mean a right included in an award under this Plan to receive upon exercise of the SAR a payment equal to the amount of the appreciation in the fair market value of a Share over the exercise price which is set forth in the SAR provided that the exercise price is not less than the fair market value of a Share on the date the SAR is granted. Payment upon exercise of an SAR may be in the form of cash, or restricted stock, or unrestricted stock, or a combination, as determined by the Committee in its sole discretion. SARs may be awarded separately or in combination with other awards and stock options under this Plan pursuant to terms and conditions contained in an award agreement as determined by the Committee.

     (d) "Change of Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of
Schedule 14A of Regulation 14A promulgated under the (Securities Exchange) 1934 Act (of 1934, as amended ("Exchange Act")); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" as such term is used in Sections 13(d) and 14(d)(2) of the (Exchange) 1934 Act (other than employee benefit plans sponsored by the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of

Directors of the Company, cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period.

5. STOCK AVAILABLE FOR THE PLAN

     An aggregate of (seven) five million Shares shall be available under the Plan as amended by the shareholders at the 1994 Annual Meeting for delivery pursuant to the future awards, and options granted pursuant to the (this) Plan, together with any Shares previously authorized by shareholders under the 1983 Plans or the Plan which are not yet issued to, or are reacquired from, participants in the 1983 Plans or the Plan. Such Shares shall be either previously unissued Shares or reacquired Shares. Shares covered by awards which are not earned, or which are settled in cash, or which are forfeited or terminated for any reason, and options which expire unexercised or which are exchanged for other awards, shall again be available for other awards and stock options under the Plan. Shares received by the Company in connection with the exercise of stock options by delivery of other Shares, and received in connection with payment of withholding taxes, shall again be available for delivery under the Plan. Shares reacquired by the Company on the open market using the cash proceeds received by the Company from the exercise of stock options granted under the Plan and the 1983 Plans shall be available for awards and options up to the number of Shares issued upon option exercises which generated such proceeds, provided any such exercise occurred on or after January 1, 1989. Notwithstanding the foregoing, the maximum number of Shares available for delivery pursuant to future awards, options and SARs to executive officers of the Company who, at the time of grant, are subject to the provisions of
Section 16 of the 1934 Act shall not exceed 7,300,000 Shares, subject to the adjustments permitted by Section 6 of the Plan. Notwithstanding any other provision of this Plan, subject, however, to the adjustments permitted by
Section 6 of the Plan, the aggregate number of Shares that can be covered by future stock options or SARs granted to any individual in any period of three consecutive fiscal years shall be 900,000.

6. CHANGES IN STOCK AND EXERCISE PRICE OF STOCK OPTIONS AND SARS

     In the event of any stock dividend, split-up, reclassification or other analogous change in capitalization or any distribution (other than regular cash dividends) to holders of the Company's common stock, the Committee shall make such adjustments, if any, as it deems to be equitable in the exercise price of outstanding options and SARs, and in the number of Performance Shares awarded and earned, and in the number of Shares covered by any outstanding stock options and SARs, granted under this Plan, and in the aggregate number of Shares covered by this Plan.

7. TIME OF GRANTING AWARDS AND STOCK OPTIONS

     Nothing contained in this Plan, or in any resolution adopted or to be adopted by the Board of Directors or the shareholders of the Company, shall constitute the granting of an award or stock option under this Plan. The granting of an award or stock option pursuant to the Plan shall take place only when authorized by the Committee. (No award and no rights thereunder shall be transferable or assignable except at death pursuant to Section 8.)

8. DEATH OR DISABILITY OF A PARTICIPANT

     In the event of the death of a participant, a stock option or an SAR may be exercised within one year of the participant's death by the participant's designated beneficiary or beneficiaries (or if no beneficiary has been designated or survives the participant, by the person or persons who have acquired the rights of the participant by will or under the laws of descent and distribution). If a participant becomes disabled, the participant may exercise a stock option or an SAR within one year after the date of the disability.

     (Disability shall cause Incentive Stock Options to be treated for federal income tax purposes as Non-qualified Stock Options on a date which is one year after the date of the disability.) For purposes of this Plan, the term "disabled" shall refer to the condition of (permanent) total disability defined in the Company's long-term disability plan.

     A participant may file with the Committee a designation of a beneficiary or beneficiaries on a form approved by the Committee, which designation may be changed or revoked by the participant's sole action, provided that the change or revocation is filed with the Committee on a form approved by it. In case of the death of the participant, before termination of employment or after retirement or disability, any portions of the participant's award to which the participant's designated beneficiary or estate is entitled under the Plan and the award agreement, shall be paid to the beneficiary or beneficiaries so designated or, if no beneficiary has been designated or survives such participant, shall be delivered as directed by the executor or administrator of the participant's estate.

9. RETIREMENT OF HOLDER OF STOCK OPTION OR SAR

     If a participant retires under a Company pension plan, the participant may exercise a stock option or an SAR within its remaining term unless otherwise provided in the award agreement. Retirement under any of the Company's pension plans shall cause incentive stock options to be treated for federal income tax purposes as non-qualified stock options on a date which is three months after the date of retirement. For purposes of this section, retirement shall be given the meaning used under the Company's pension plan for salaried employees.

10. NON-TRANSFERABILITY OF AWARDS

     No award, (or) stock option or SAR under this Plan, and no rights or interests therein, shall be assignable or transferable by a participant (or legal representative), except at death by will or by the laws of descent and distribution unless otherwise permitted by the Committee and by law and, in the case of incentive stock options, to the extent consistent with Section 422 of the Code. (During the lifetime of a participant, stock options, SARs and rights under the Plan may be exercised only by the participant (or legal representative), and payments and distributions under the Plan will be made only to the participant (or legal representative).)

11. MODIFICATION OF THE PLAN

     The Board of Directors, without further approval of the shareholders, may at any time amend the Plan to take into account and comply with any changes in applicable securities or federal income tax laws and regulations, or other applicable laws and regulations, including without limitation, any modifications to Rule 16b-3 under the (Exchange) 1934 Act or Section 162(m) of the Code (or any successor rule, provision or regulation), terminate or modify or suspend (and if suspended, may reinstate) any or all of the provisions of this Plan, except that no modification of this Plan shall without the approval of the Company's shareholders increase the total number of Shares for which awards,
(and) stock options and SARs may be granted under the Plan (except pursuant to Section 6).

RESTRICTED PERFORMANCE SHARE AWARDS
12. TERMS AND CONDITIONS OF AWARDS OF PERFORMANCE SHARES

     (a) Each award of Performance Shares under this Plan shall be contingently awarded with respect to a period of consecutive calendar years as determined by the Committee (herein called an "Award Period") and shall be made from reacquired Shares. Outstanding contingent awards and deferred awards under the 1983 Performance Share Plan shall be converted to comparable awards under this Plan with the consent of the award holders. The first complete Award Period under this Plan shall begin with the year 1989. A new Award Period shall commence at the beginning of each calendar year.

     (b) The Performance Shares awarded under this Plan will be earned by a participant on the basis of the Company's financial performance over the Award Period for which it was awarded, (as) on the basis of pre-established performance goals determined by the Committee in its sole discretion. (The restrictions on the Shares constituting the portion of the award which has been earned as determined by the Committee shall be removed as described in Section 13, and all unearned Performance Shares relating to that Award Period shall be forfeited to the Company and shall again be available for other awards under the Plan. Additional Shares and Performance Shares may be issued at the end of the Award Period if the Committee determines that the Company's performance exceeded the goal established by the Committee for such Award Period.) The Performance measurement criteria used for
                                      A-4
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Performance Shares shall be limited to one or more of: earnings per share, return on stockholders equity, return on assets, growth in earnings, growth in sales revenue, and shareholder returns. Such criteria may be measured based on the Company's results or on the Company's performance as measured against a group of peer companies selected by the Committee. In applying such criteria, earnings may be calculated based on the exclusion of discontinued operations and extraordinary items. Subject to the adjustments permitted by Section 6 of the Plan, the maximum number of Performance Shares that can be earned for any one individual for any future Award Period commencing after the effective date of the amendment to the Plan is 50,000. Subject to such maximum number of Shares, the amount, if any, that may be earned by a participant receiving Performance Shares may vary in accordance with the level of achievement of the performance goal or goals established by the Committee.

     (c) A participant's rights with respect to all unearned Performance Shares shall terminate at the end of each Award Period.

     (d) The number of Shares determined by the Committee to have been earned with respect to any Award Period shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the participants.

     (e) All dividend(s) (paid) equivalents credited on Performance Shares during an Award Period shall be reinvested in additional Performance Shares (which shall be allocated to the same Award Period, and shall be subject to being earned by the participant on the same basis as the original award).

     (f) All dividends paid on earned restricted Shares under this part of the Plan shall be paid in cash.

     (g) As a condition of any award of Performance Shares under this Plan, each participant shall enter into an award agreement authorized by the Committee. (and may be required to file an election pursuant to Section 83(b) of the Internal Revenue Code (or comparable provisions of the Code as amended from time to time) electing to treat the award as taxable income in the year of the award, and the number of Performance Shares delivered shall be appropriately reduced for payment of the applicable withholding taxes due with respect to the award. The Committee may, in its discretion, include additional conditions and restrictions in the award agreements.) The Committee may in its sole discretion, include additional conditions and restrictions in the award agreement entered into under this Plan. Settlements in Shares may be subject to forfeiture and other contingencies as the Committee may determine.

     (h) At the discretion of the Committee, SARs may be awarded separately or in combination with other awards or grants under this portion of the Plan.

(13. METHOD OF EARNING AWARD AND REMOVAL OF RESTRICTIONS)

     ((a) As soon as practicable after each Award Period, fifty percent (50%) of the number of Performance Shares determined by the Committee to have been earned by each participant during such Award Period shall become unrestricted Shares. The remaining fifty (50%) of the number of Performance Shares earned by each participant during such Award Period shall continue to be restricted Shares until the earlier of death, becoming disabled, retirement after attaining age 62, or the third anniversary of the date of determination of the number of Shares earned by such participant. In the event of any other termination of employment, earned Performance Shares shall be subject to forfeiture and cancellation at the discretion of the Committee.)

     ((b) All Performance Shares shall be subject to being forfeited and cancelled by the Committee, in the Committee's discretion, if the participant terminates employment, other than by reason of death or becoming disabled or retirement after attaining age 62.)

     ((c) In the event of a participant's death during an Award Period, the participant's beneficiary shall receive Shares which are free of restrictions in an amount equal to the pro rata portion of each award that would have been earned were Company performance to reach the goals established by the Committee for the Award Periods currently underway. In the event of a participant's retirement after attaining age 62 or upon becoming disabled, the participant shall receive Shares which are free of restrictions in an amount equal to the pro rata portion of each award that would have been earned were Company performance to reach the goals established by the Committee for the Award Periods currently underway.)

     (i)((d)) In the event a Change of Control of the Company occurs, then

          (i) all restrictions shall be immediately removed with respect to all earned Performance Shares and

          (ii) a pro rata portion of each outstanding Award that would have been earned were Company performance to reach the goals established by the Committee for each uncompleted Award Period shall be deemed earned (based on the number of months of the total Award Period which have been completed prior to the Change of Control), and all restrictions shall be immediately removed with respect to that number of shares; the remaining portion of each Award shall remain outstanding as Performance Shares subject to the provisions of this Plan and the participant's award agreements.

STOCK OPTION AWARDS
13.(14.) TERMS AND CONDITIONS OF STOCK OPTIONS)

     ((a) The Committee shall have the sole authority to grant stock options under this Plan. Such grants may consist of n(N)on-qualified s(S)tock o(O)ptions, or Incentive Stock Options, or any combination thereof, as the Committee shall decide from time to time. The aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during a calendar year shall not exceed $100,000 as determined under
Section 422A of the Internal Revenue Code or comparable legislation. The maximum number of Shares for which stock options can be awarded to any one individual over any consecutive three-year period commencing on the effective date of the amendment to the Plan is 900,000 Shares.

     (b) The term of each option granted under the Plan shall be set by the Committee, but in no event shall an Incentive Stock Option be exercised after ten years following the date of its grant under this Plan.

     (c) The exercise price of each option granted under the Plan shall be no less than the fair market value of the underlying Stock at the time the option is granted as determined by the Committee.

     (d) Prior to the exercise of the option and delivery of the Stock represented thereby, the participant shall have no rights to any dividends nor be entitled to any voting rights on any Stock represented by outstanding options.

     (e) As a condition of any grant of a stock option under this Plan, each participant shall enter into an award agreement authorized by the Committee. The

Committee may, in its sole discretion, include additional conditions and restrictions in the award agreement entered into under this Plan.

     (f) At the discretion of the Committee, SARs may be awarded separately or in combination with other awards or grants under this part of the Plan.

14.(15.) EXERCISE OF STOCK OPTIONS

     (a) Each stock option granted under this Plan shall be exercisable as provided in accordance with the document evidencing the option by full payment of the option price in cash or at the discretion of the Committee in Stock owned by the participant (including Performance Shares and other restricted Shares awarded under this Plan). Unless otherwise provided herein, a participant may exercise a stock option only if he or she is an employee of the Company and has continuously been an employee of the Company since the date the option was granted.

     ((b) If a participant terminates employment with the Company other than by reason of retirement after attaining age 62, death, or disability, any and all outstanding stock options granted under this Plan shall be terminated unless the Committee in its absolute discretion determines that, because of unusual circumstances, all or any portion of the outstanding option shall remain exercisable by such participant for such period as the Committee determines. If the Committee determines to extend all or any portion of the outstanding stock option, the option so extended shall then be treated, for federal income tax purposes, as a Non-qualified Stock Option.)

     (b)(c) If a stock option under the 1983 Plan or this Plan is exercised by a participant, then, at the discretion of the Committee, the participant may receive a replacement option under this part of the Plan to purchase a number of Shares equal to the number of Shares which the participant purchased on the exercise of the option, with an exercise price equal to the current fair market value, and with a term extending to the expiration date of the original stock option. If a stock option is exercised by delivery of restricted Shares, then the participant shall receive an equal number of identically restricted Shares; the remaining option exercise Shares shall contain any applicable restrictions which are set forth in the participant's award agreement and shall otherwise be unrestricted.

     ((d) Any tax withholding obligation in connection with an exercise of a stock option under the 1983 Plan or this Plan will be satisfied by authorizing the Company to withhold an appropriate number of Shares deliverable (subject to compliance with applicable securities laws and regulation).)

     (c)(e) In the event a Change of Control of the Company occurs, all stock options granted under this part of the Plan shall be immediately exercisable, and all restrictions on Shares issued under this plan pursuant to the exercise of stock option shall be immediately removed.

EXECUTIVE CONTINUITY AWARDS
15.(16). TERMS AND CONDITIONS OF EXECUTIVE CONTINUITY AWARDS


     (a) Executive continuity awards may be made from time to time under this Plan at the discretion of the Committee, in such amounts and upon such terms and conditions as are established by the Committee under this portion of the Plan.

     (b) An executive continuity award shall consist of a stock option or grant of restricted Shares, or a tandem grant of restricted Shares together with a related n(N)on-qualified s(S)tock o(O)ption (options to be granted in accordance with the provisions of sections 13-14 (14-15) of this Plan) to purchase a specified number of Shares, in such amounts as may be determined by the Committee. All dividends paid on the restricted Shares shall be reinvested in additional shares of restricted Shares (subject to the same restrictions, terms and conditions). Upon attainment of age 65, (or death or the executive's becoming disabled as such condition is determined in the sole discretion of the Committee, if earlier) or upon a Change of Control of the Company (as limited under subsection (h) below), the restrictions on the award will be removed, and the award will vest in the following manner:

          (i) If the current realizable gain on a tandem stock option is greater than the current market value of the related restricted Shares (including re-invested dividends), then all such shares of restricted Shares shall be cancelled and the term of the stock option shall continue for the term set forth in the award agreement.

          (ii) If the current market value of the restricted Shares (including re-invested dividends) is greater than the current realizable gain on any related tandem stock option, then the option shall be cancelled and the restrictions shall be removed from all of the related restricted Shares.

     (c) If a stock option granted under this portion of the Plan is exercised prior to the executive's attainment of age 65, the related shares of restricted Shares shall be cancelled, and the additional

Shares issued upon the exercise of the stock option shall be restricted and subject to either forfeiture or repurchase by the Company at the option exercise price for a period ranging up to 12 years from the date of the grant of the option, or longer, as determined by the Committee and set forth in the award agreement.

     (d) A stock option granted under this portion of the Plan shall be exercisable as provided in accordance with the document evidencing the option by full payment of the option price in cash or, at the discretion of the Committee, in Stock owned by the participant (including Performance Shares awarded under this Plan). At the discretion of the Committee, the participant may receive a replacement stock option to purchase a number of shares equal to the number of shares purchased by the participant in exercising the option, with an exercise price equal to the current market value, and with a term extending to the expiration date of the original stock option. If an option is exercised by delivery of restricted Shares, then the participant shall receive an equal number of identically restricted Shares; the remaining option exercise Shares shall be subject to the Company's right to impose restrictions on such Shares as described in subsection (c) above.

     ((e) Tax withholding obligations in connection with the vesting of restricted Shares will be satisfied by withholding Shares (subject to compliance with applicable securities laws and regulations) equal in value to the required withholding amount.)

     (e)((f)) As a condition of any executive continuity award under this Plan, each participant shall enter into an award agreement authorized by the Committee. The Committee may, in its sole discretion, include additional conditions and restrictions in the award agreement.

     (f)((g)) At the discretion of the Committee, SARs may be awarded separately or in combination with other awards or grants under this portion of the Plan.

     (g)((h)) In the event a Change of Control of the Company occurs, all restrictions shall be immediately removed with respect to the exercise of stock options under this part of the Plan and with respect to Shares issued upon the exercise of any stock option. A Change of Control, for these purposes, shall not include a transaction initiated by management such as a management led buyout or recapitalization except where such transaction (i) is in response to the acquisition of 10% or more of the Company's stock or the announcement of a tender offer for 20% or more of the Company's stock (other than by employee benefit plans sponsored by the Company); or (ii) is approved by the Board in accordance with the standards set forth in Section 717 of the New York Business Corporation Law or any successor provision.

MISCELLANEOUS
16. PRIOR AWARDS

     Awards of stock options and Performance Shares made under the Plan prior to the amendments approved by shareholders at the 1994 annual meeting shall continue to be subject to the terms of the Plan and the instruments evidencing such awards prior to such amendments becoming effective.

17. TAX WITHHOLDING

     The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state, local or foreign jurisdiction taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit or require Shares to be used to satisfy required tax withholding and such Shares shall be valued at the fair market value as of the settlement date of the applicable award.

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